Exhibit 99.1
For Immediate Release
Corel Welcomes Tom Berquist as New CFO
OTTAWA, Canada — September 14, 2009 — Corel Corporation (NASDAQ:CREL; TSX:CRE) today announced that Tom Berquist has been named the Company’s new Chief Financial Officer. Berquist will be responsible for providing financial leadership for Corel’s global operations in the Americas, EMEA, Asia Pacific and Japan.
Prior to joining Corel, Berquist served as Chief Financial Officer at Ingres, an open source software company based in Redwood City, California. Prior to that, Berquist spent ten years as a Managing Director of Equity Research for Citigroup, Goldman Sachs, and Piper Jaffray where he was responsible for covering top software companies including Microsoft, Adobe, Intuit, Symantec, and Autodesk.
“Tom’s deep industry knowledge and global perspective make him an ideal fit for Corel,” said Kris Hagerman, Corel CEO. “As we emerge from this challenging economic cycle and prepare for the coming fiscal year, Tom will play a key role in driving the alignment of Corel’s strategic and financial goals.”
“Corel is one of those rare software companies that has consistently defied the odds and found opportunities to succeed, despite competition from some of the world’s biggest and most aggressive software companies,” said Berquist. “I’m excited to join the Corel team as we look to build on a rich history of strong products and a significant installed base to usher in the next period of growth and financial success for the company.”
Berquist will join the Company effective today and assume the CFO title as of October 1, 2009, after the Company files its quarterly report for the fiscal third quarter. Doug McCollam will continue in his capacity as CFO until that time.
To access Berquist’s complete bio, please visit, www.corel.com/executivebios.

About Corel
Corel is one of the world’s top software companies with more than 100 million active users in over 75 countries. We develop software that helps people express their ideas and share their stories in more exciting, creative and persuasive ways. Through the years, we’ve built a reputation for delivering innovative, trusted products that are easy to learn and use, helping people achieve new levels of productivity. The industry has responded with hundreds of awards for software innovation, design and value.
Our award-winning product portfolio includes some of the world’s most widely recognized and popular software brands, including CorelDRAW® Graphics Suite, Corel® Painter™, Corel DESIGNER® Technical Suite, Corel® Paint Shop Pro® Photo, VideoStudio®, WinDVD®, Corel® WordPerfect® Office, WinZip®, and the recently released Corel® Digital Studio™ 2010. Our global headquarters are in Ottawa, Canada, with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan.
© 2009 Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Painter, Corel DESIGNER, VideoStudio, WordPerfect, WinDVD, WinZip, Digital Studio, iGrafx and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.
CRELF
Press/Investor Relations Contact:
Catherine Hughes
613-728-0826 x1659
catherine.hughes@corel.com